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        PEASE OIL AND GAS AND CARPATSKY PETROLEUM ANNOUNCE PLAN OF MERGER

FOR IMMEDIATE RELEASE - September 13, 1999

Grand  Junction,  Colorado - September 13, 1999 - Pease Oil and Gas Company (OTC
BB: WPOG) and Carpatsky Petroleum, Inc. (Alberta: KPY.AL) announced today that they have signed a definitive Agreement and Plan of Merger (" the Agreement") to combine their respective businesses through a reverse merger. Pease Oil and Gas Company ("Pease" or "the Company") holds interests for the exploration, production and development of oil and gas properties in the United States, with properties currently located in Louisiana and Texas. Carpatsky Petroleum, Inc. ("Carpatsky") holds interests for the exploration, production and development of oil and gas properties in the Republic of Ukraine. Carpatsky, once the transaction is consummated, will own approximately 76.5% of the newly combined entity. The Agreement is still conditioned upon, among other things, regulatory and shareholder approvals. However, the Agreement was unanimously approved by the Boards of Directors of both companies, and the directors and officers of Pease have agreed to vote their shares in favor of the transaction. The parties expect to complete the transaction by year-end or early next year.

As discussed in the News Release dated May 27, 1999, Carpatsky's assets consist of interests in two separate fields: 1.) the Rudovsko-Chervonozavodskoye Field (a/k/a the "RC" Field) located in the Poltava District of Eastern Ukraine; and 2.) the Bitkov Field located in the Ivano-Frankivs'k District of Southwest Ukraine (near the Carpathian Mountains). In both areas, Carpatsky's planned operations will primarily focus on exploitation activities -- drilling development wells and performing workovers on existing wellbores -- in order to monetize proven reserves.

Pursuant to the terms of the Agreement, the newly combined entity will have approximately 45 million shares outstanding distributed as follows: approximately 76.5% to the former Carpatsky shareholders; approximately 19.7% to the Company's former Series B Preferred stockholders; and approximately 3.8% to the Company's current common stockholders. In negotiating the exchange ratio with Carpatsky, no value was assigned to Carpatsky's right to increase its net revenue interest ("NRI") in the RC Field from 20% to 45% nor to the reserves attributable to Carpatsky's interest in the Bitkov Field. All of Pease's Series B Preferred stockholders have agreed that no additional dividends shall accrue or be paid subsequent to August 31, 1999, under the presumption that the transaction will ultimately by consummated. Therefore, this Agreement has stayed any further dilution to Pease's common stockholders and eliminates the cash drain of the corresponding dividend.

According to a reserve report prepared by Ryder Scott Company, the dollar value of Carpatsky's discounted reserves (PV-10) prepared on a SEC basis (constant pricing and costs) as of June 30, 1999 are as follows:


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FOR IMMEDIATE RELEASE - September 13, 1999 (Page 2 of 2)

                                 SEC PARAMETERS
                     Estimated Net Reserves and Income Data
                         Certain Leasehold Interests of
                               Carpatsky Petroleum
                             (Paid-In Interest Case)
                               As of June 30, 1999

                                                         Proved
                                        Developed                               Total
                                 Producing   Non-Producing   Undeveloped       Proved
Net Remaining Reserves
   Oil/Condensate - Barrels        171,000        105,300      1,482,300      1,758,600
   Gas - Mcf ..............     14,496,000      7,547,000     84,194,000    106,237,000

Income Data
   Future Gross Revenue ...   $ 18,597,870   $  8,965,629   $104,326,582   $131,890,081
   Deductions .............      8,730,625      3,893,399     53,800,346     66,424,370
                              ------------   ------------   ------------   ------------
   Future Net Income (FNI)    $  9,867,245   $  5,072,230   $ 50,526,236   $ 65,465,711

   Discounted FNI @ 10% ...   $  7,105,448   $  1,305,301   $ 20,350,314   $ 28,761,063

Assuming the NRI in the RC field was increased to 45%, Carpatsky's total proved reserves according to Ryder Scott would be increased to approximately $57 million, net of an additional funding requirement of approximately $6.4 million.

Patrick J. Duncan, President of Pease, stated: "After reviewing a broad range of strategic opportunities over the past several months, it became increasingly obvious that the business combination of Pease Oil and Gas and Carpatsky Petroleum made compelling sense strategically, operationally and financially. As such, this merger creates substantial upside potential for all Pease shareholders, both now and in the future."

Fred Hofheinz, Chairman of the Board of Carpatsky, commented: "The transactions contemplated by the merger agreement are beneficial to both companies. The Pease shareholders receive a significant interest in Carpatsky's large proven gas reserves in Ukraine and the Carpatsky shareholders acquire interests in producing American reserves as well as a listing in the U.S. over-the-counter market and a stockholder base which includes several of the most astute and aggressive institutional oil and gas investors in the United States."

Pease Oil and Gas Company is an independent energy company engaged in the exploration for and the acquisition and development of oil and gas properties using 3-D seismic technology. For more information please contact Patrick J. Duncan, CFO at (970) 245-5917.

Forward-Looking Statements: The statements in this report regarding estimated proven reserves, expected values, issuance of shares, terms of the merger transaction, planned operations, exploration, projected production performance and expected drilling and development activities are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report and other reports filed with the Securities and Exchange Commission. Such factors include, among others: material unknown factors discovered during further due diligence; the final negotiated terms while preparing a formal purchase and sale agreement; the uncertainty of shareholder and regulatory approvals; uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves; operational risks inherent in the oil and gas industry with corresponding exposure to delays; significant cost overruns; mechanical problems; the highly competitive nature of the oil and gas industry with corresponding shortages of equipment and personnel; the uncertain cost and pricing environment in the oil and gas industry; and the commercial and country risks associated with doing business in the Republic of Ukraine. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.